Exhibit 99.1

REMEC, Inc. Announces Shareholder Approval of Sale of REMEC Defense & Space

and the Reclassification of its Common Stock;

Board of Directors Determines Amount of Merger Consideration from Sale to be Distributed to Shareholders

SAN DIEGO, CA – May 18, 2005 – REMEC, Inc. (NASDAQ: REMC) today announced that its shareholders approved both proposals submitted for consideration at a special meeting of shareholders held on May 18, 2005. The shareholders approved the sale of the Company’s wholly owned subsidiary, REMEC Defense & Space, Inc., to Chelton Microwave Corporation (the “Merger”) pursuant to a Merger Agreement, dated December 20, 2004, between the Company, REMEC Defense & Space, Chelton Microwave and Chelton RDS Acquisition Corp., a wholly owned subsidiary of Chelton Microwave. The shareholders also approved the reclassification of the Company’s common stock (the “Reclassification”), whereby each existing share of new common stock will be converted into a fractional share of new common stock and one share of redemption stock. The redemption stock will be automatically redeemed (the “Redemption”) by the Company immediately after the completion of the Merger. The purpose of the Reclassification and Redemption is to allow the Company to distribute a substantial portion of the consideration received in the Merger to its shareholders.

Following the special meeting of shareholders, the Company’s Board of Directors determined that the Company will distribute an aggregate of $177,000,000 of the consideration from the Merger to its shareholders through the Reclassification and Redemption. The Company expects to complete the Merger in accordance with the provisions of the Merger Agreement and effect the Reclassification and Redemption as soon as practical after 4:00 p.m. (Eastern) on Friday, May 20, 2005. As of this time, the parties are continuing to work to obtain certain consents to assignment of contracts in connection with the Merger. The Redemption will only occur if the Merger is completed.

As stated in the Company’s Proxy Statement, dated April 20, 2005, the exact fraction of a share of new common stock to be issued in the Reclassification in exchange for each one share of the Company’s existing common stock will be the quotient of (i) the Company’s Market Valuation minus the aggregate amount of merger consideration to be distributed in the Redemption, divided by (ii) the Company’s Market Valuation. The Company’s “Market Valuation” will be the product of: (i) the total number of shares of common stock outstanding immediately prior to the Reclassification as recorded on the Company’s stock ledger and (ii) the average of the closing sale prices of the Company’s common stock as reported on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately prior to the date of the Reclassification.

In the Redemption, each shareholder of REMEC will be entitled to receive an amount in cash for each one share of redemption stock they would be entitled to receive as a result of the Reclassification equal to (i) the aggregate amount of merger consideration distributed in the Redemption, divided by (ii) the total number of shares of redemption stock recorded on the Company’s stock ledger immediately prior to the Redemption.

The exact redemption amount per share of redemption stock and the exact fraction of a share of new common stock the Company’s stockholders will receive for each share of existing common stock depends on factors that cannot be determined until the completion of the Merger. For purposes of illustration only, based on the Board’s determination to distribute an aggregate of $177,000,000 to the Company’s shareholders in the Redemption and assuming the Company’s Market Valuation is $321,963,195 (based on an assumed stock price of $4.98 per share) and there are 64,651,244 shares of common stock outstanding immediately prior to the Reclassification as set forth on the Company’s stock ledger, the Company’s shareholders will be entitled as a result of the Reclassification and the Redemption to receive in exchange for each one share of common stock they hold immediately prior to the Reclassification to approximately 0.4502 of a share of new common stock and $2.74 in cash.

About REMEC, Inc.

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s website at www.remec.com or call (858) 842-3000.

Forward-Looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties, including risks associated with completing the sale of REMEC Defense & Space. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, risks relating to closing the Merger, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.